Exhibit 99.1

www.aviatnetworks.com

Aviat Networks Announces CFO Transition; Appoints Interim CFO

SANTA CLARA, Calif. – December 24, 2014 – Aviat Networks, Inc. (NASDAQ: AVNW), the leading expert in microwave networking solutions, today announced that Edward J. (Ned) Hayes, senior vice president and CFO, is retiring from his role at Aviat Networks effective January 2, 2015. Aviat Networks has appointed Michael Shahbazian as interim CFO, and has initiated the process of identifying a permanent successor for Mr. Hayes.

“We are grateful to Ned for his many contributions to Aviat, particularly over the past several months as we worked to regain compliance with our reporting obligations,” said Michael Pangia, president and CEO, Aviat Networks. “I would like to express my gratitude to Ned and wish him well in his future.”

Effective December 29, 2014, Michael Shahbazian will serve as interim CFO. Mr. Shahbazian has over 35 years of financial management experience in the technology sector, and recently served as the interim CFO of PDF Solutions, Inc. and Saba Software, Inc. Prior to that, Mr. Shahbazian served as CFO at various companies, including Guidewire Software, Inc. from November 2007 to July 2009, Embarcadero Technologies from October 2005 through July 2007, and Niku Corporation (acquired by Computer Associates) from January 2003 to August 2005.

“Michael is a tremendous addition to Aviat and he will be a key member of the leadership team as we manage this transition,” said Mr. Pangia.

About Aviat Networks

Aviat Networks, Inc. (NASDAQ: AVNW) is a leading global provider of microwave networking solutions transforming communications networks to handle the exploding growth of IP-centric, multi-Gigabit data services. With more than 750,000 systems installed around the world, Aviat Networks provides LTE-proven microwave networking solutions to mobile operators, including some of the largest and most advanced 4G/LTE networks in the world. Public safety, utility, government and defense organizations also trust Aviat Networks’ solutions for their mission-critical applications where reliability is paramount. In conjunction with its networking solutions, Aviat Networks provides a comprehensive suite of localized professional and support services enabling customers to effectively and seamlessly migrate to next generation Carrier Ethernet/IP networks. For more than 50 years, customers have relied on Aviat Networks’ high performance and scalable solutions to help them maximize their investments and solve their most challenging network problems. Headquartered in Santa Clara, California, Aviat Networks operates in more than 100 countries around the world. For more information, visit www.aviatnetworks.com or connect with Aviat Networks on Twitter, Facebook and LinkedIn.

Investor Relations:

Peter Salkowski, Aviat Networks, Inc., (408) 567-7117, investorinfo@aviatnet.com